Array BioPharma Reports Financial Results for the Third Quarter of Fiscal 2013

Array MEK162 Phase 3 Trial Announced in Ovarian Cancer

AstraZeneca Announced Registration Trials with Selumetinib in NSCLC and Thyroid Cancer in 2013

Array Reaffirms Financial Guidance for the Fiscal Year

BOULDER, Colo., May 6, 2013 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the third quarter of its fiscal year ending June 30, 2013.

(Logo: http://photos.prnewswire.com/prnh/20121029/LA02195LOGO)

Also today, Array announced the planned start of its first company-led Phase 3 trial with MEK162 in low-grade serous ovarian cancer. This is the third MEK162 pivotal trial that is expected to initiate in 2013 and one of five pivotal trials Array expects to begin in 2013 on Array-invented products. Novartis, who is co-developing MEK162 with Array, previously stated that Phase 3 trials in NRAS-mutant melanoma and BRAF-mutant melanoma are expected to start this year and AstraZeneca has announced its plans to initiate two registration trials with selumetinib, a MEK inhibitor invented by Array, in KRAS-mutant non-small cell lung cancer and in thyroid cancer. Array also recently released initial data on its wholly-owned hematology drug, ARRY-520, from a combination trial with Velcade® (bortezomib) in patients with relapsed or refractory multiple myeloma (MM), showing that the drug was generally well-tolerated and showed initial signs of activity in this heavily pretreated population.

Ron Squarer, Chief Executive Officer of Array, noted, "With the recent Phase 3 announcements regarding Array-invented MEK inhibitors, MEK162 and selumetinib, and continuing progress with our wholly-owned hematology-oncology programs, we continue to deliver on our stated objective to become a late-stage development company focused in oncology."

Revenue for the third fiscal quarter ended March 31, 2013 was $10.0 million, compared to $19.1 million for the same period in fiscal 2012. The decline in revenue was due to delays in anticipated milestone payments in the third quarter and the recognition of previously received and deferred upfront and milestone payments from Genentech and Amgen during the third quarter of fiscal 2012 that did not recur in comparable amounts in fiscal 2013. Research and development expense was $15.1 million, compared to $16.1 million in the comparable prior year period. Net loss was $21.6 million, or ($0.19) per share, for the third quarter, compared to a net loss of $8.2 million, or ($0.11) per share, for the same period in fiscal 2012. For the reasons described above, revenue was lower and the loss was higher than previously forecasted for the quarter. Array reaffirms the financial guidance provided for the full year ending June 30, 2013 of $60 million in revenue and ($0.55) net loss per share. Array ended the quarter with $87 million in cash, cash equivalents and marketable securities.

For the nine months ended March 31, 2013, revenue was $44.2 million, compared to $64.5 million for the same period in fiscal 2012. Net loss for the nine months ended March 31, 2013, was $44.3 million, or ($0.42) per share, compared to a net loss of $15.6 million, or ($0.24) per share, in the comparable prior year period. Revenue was lower and net loss was higher for the comparable nine-month periods for the same reasons as for the three-month periods described above.

KEY COMPANY AND PROGRAM UPDATES

ARRY-520 – Advances in clinical trials and new data presented at myeloma conference

ARRY-520 is a potent, selective KSP inhibitor with a mechanism of action distinct from other drugs used to treat MM. ARRY-520 acts preferentially on MM cells over terminally differentiated and epithelial cells due to the reliance of MM cells on the MCL-1 protein for survival. As predicted from its targeted mechanism, ARRY-520 has exhibited no neuropathy, alopecia or serious gastrointestinal effects at its recommended dose.

At the 2013 International Myeloma Workshop in April, Array presented interim results from an ongoing ARRY-520 plus Velcade combination trial, as well as results from a Phase 2 ARRY-520 single agent trial. For patients in the combination trial, the treatment was generally well-tolerated. Neutropenia was the most common adverse event, but was transient, non-cumulative, predominantly asymptomatic and well managed with use of growth factor support. Incidence of non-hematologic grade 3/4 toxicity was infrequent. Initial signs of activity, including responses and prolonged stable disease, were observed in this heavily pretreated population, the majority (72%) of whom were refractory to prior Velcade treatment. This study will further investigate the addition of low-dose dexamethasone and an alternative dosing schedule of ARRY-520.

Final results from the Phase 2 single agent trial demonstrated clinical activity in heavily pre-treated patients. ARRY-520 demonstrated single agent activity in heavily pretreated patients, with 19 months median Overall Survival and a 16% Overall Response Rate. These results are similar to those for recently approved products Kyprolis® (carfilzomib) and Pomalyst® (pomalidomide) as single agents in a similar patient population. ARRY-520 was generally well tolerated, with the most-common adverse events being transient and non-cumulative neutropenia and thrombocytopenia that were readily managed with growth factors and supportive care. In addition, there were infrequent reports of serious adverse events such as febrile neutropenia or sepsis. Consistent with other reported ARRY-520 study results, there was a low incidence of non-hematologic adverse events with no treatment-related neuropathy observed. Further data on a potential patient selection marker was also presented. Patients with normal levels of alpha-1-acid glycoprotein (AAG) had a longer median overall survival (20.2 months vs. 4.5 months), an improved median event free survival (5.3 months vs. 2.4 months) and a greater overall response rate (24% vs. 0%) compared to patients with elevated AAG. These results may enable more precise targeting of patient populations who will benefit from ARRY-520.

ARRY-520 is currently advancing in three clinical trials. Continued positive results in these trials will define a clear path to late stage development:

  Phase 2 trial in combination with dexamethasone in patients with MM refractory to Revlimid® (lenalidomide), Velcade and dexamethasone therapy.
  Dose escalation trial in combination with Velcade plus dexamethasone in patients with relapsed or refractory MM.
  Investigator-sponsored dose escalation trial in combination with Kyprolis® in patients with relapsed or refractory MM who are refractory or intolerant to Velcade therapy.

ARRY-614 – Advances in clinical trials in myelodysplastic syndromes

ARRY-614 is a dual p38/Tie2 kinase inhibitor offering a unique mechanism of action for the treatment of myelodysplastic syndromes (MDS). In an initial Phase 1 dose-escalation trial in patients with low or intermediate-1 risk MDS, ARRY-614 achieved a response rate of 38% hematologic improvement at the highest dose evaluated. During the quarter, Array continued to evaluate an optimized formulation of ARRY-614 in a clinical trial with a similar patient population. This Phase 1 dose-escalation trial, currently in an expansion phase after reaching the maximum tolerated dose, has the goal of identifying the recommended dose for future clinical trials. As presented at ASH 2012, this new formulation has demonstrated improved bioavailability and target coverage, including higher peak plasma concentrations and overall exposures, as compared to the original formulation.

At the end of 2012, the FDA provided guidance on future development for this program, including a discussion of endpoints other than overall survival that could be used as the basis for approval. The FDA also agreed that Low / Int-1 patients who have failed a hypomethylating agent, such as Vidaza, can be considered a high unmet medical need population. Array now has guidance on a potential path to registration and, pending additional data from the ongoing study, plans to make decisions on future study designs by the end of 2013.

ARRY-502 – CRTh2 antagonist for asthma completed recruitment in Phase 2a trial; results expected summer 2013

Array has completed recruitment of a 182-patient Phase 2a trial with ARRY-502, a CRTh2 antagonist, in mild to moderate persistent asthma. Array expects top-line results from this trial during the summer of 2013 and intends to seek a partner for further development of ARRY-502 in this large market disease indication, which may provide Array with additional non-dilutive financing.

MEK162 –Phase 3 pivotal trial announced and MEK162 data to be presented at ASCO

Array will initiate a global Phase 3 clinical trial with MEK162 in patients with recurrent low-grade serous ovarian cancer (LGSOC) during the summer of 2013. The study called MILO (MEK Inhibitor in Low Grade Serous Ovarian Cancer), will evaluate the efficacy and safety of MEK162 compared to standard chemotherapy treatments and is designed for worldwide regulatory submissions, including the US Food and Drug Administration and the European Medicines Agency. Array invented MEK162 and licensed worldwide rights to develop and commercialize the drug to Novartis in April 2010. The MILO study follows the recent announcement by Novartis to initiate Phase 3 trials of MEK162 in both NRAS- and BRAF-mutant melanoma and will be covered under the Novartis/Array co-development agreement where the costs are capped annually and in total for Array.

The following scientific poster on MEK162 will be presented by Novartis at the 2013 American Society of Clinical Oncology (ASCO) Annual Meeting:

Title:

Preliminary results from a phase Ib/II, open-label, dose-escalation study of the oral BRAF inhibitor LGX818 in combination with the oral MEK1/2 inhibitor MEK162 in BRAF V600-dependent advanced solid tumors (Abstract #9029 / Poster board #17)

Date:	Monday, June 3, 8 am – 12-noon CDT

In addition, the data will be discussed during the poster discussion session on Monday, June 3 from 11:30 am – 12:30 pm CDT.

Selumetinib – AstraZeneca to initiate two registration trials in 2013 and present data at ASCO

AstraZeneca announced at their Analyst Day in March that they expect to initiate two pivotal trials with selumetinib in 2013. The first will be with selumetinib in combination with docetaxel in KRAS-mutant non-small cell lung cancer based on the strength of the Phase 2 data AstraZeneca presented at ASCO 2012. The second registration trial will be a pivotal trial with selumetinib in thyroid cancer. Also during the event, AstraZeneca projected selumetinib peak annual sales to exceed $1 billion and suggested selumetinib may have potential application in high unmet need indications such as uveal melanoma, neurofibromatosis and gastrointestinal cancers. In addition, AstraZeneca showed the advantages of selumetinib over GlaxoSmithKline's MEK inhibitor, trametinib, when combining with standard chemotherapy.

The following oral presentations on selumetinib will be made by AstraZeneca at the ASCO annual meeting:

Title:	Phase II study of selumetinib versus temozolomide in gnaq/Gna11 mutant uveal melanoma (Abstract # CRA9003)
Presenter:	Richard D. Carvajal, MD
Date:	Saturday, June 1, 2:15 – 2:30 pm CDT

Title:

Phase II double-blind, randomized study of selumetinib plus dacarbazine (DTIC) versus placebo plus DTIC as first-line treatment for advanced BRAF-mutant cutaneous or unknown primary melanoma (Abstract # 9004)

Presenter:	Mark R. Middleton, PhD, FRCP
Date:	Saturday, June 1, 2:30 – 2:45 pm CDT

In addition, five scientific posters will be presented by AstraZeneca on selumetinib in the following cancers: pancreatic cancer, BRAF-mutant melanoma, KRAS-mutant non-small cell lung cancer and KRAS-mutant colorectal cancer.

Initiated New Discovery Collaboration - Global Blood Therapeutics

Array and Global Blood Therapeutics initiated a multi-target drug discovery collaboration to identify small molecule lead compounds targeting chronic blood-based diseases. Array will develop assays and screen its proprietary lead generation library of 300,000 small molecules to identify both active site and allosteric modulators of certain Global Blood targets. Array's library will allow for rapid hit confirmation and subsequent lead optimization.

Appointed Chief Medical Officer – Michael N. Needle, M.D.

Array appointed Michael N. Needle, M.D., to the position of Chief Medical Officer. Dr. Needle, a board certified hematologist / oncologist, will oversee clinical development across Array's pipeline. His deep industry experience includes prominent roles on the development of important oncology and hematology drugs including Erbitux® (cetuximab), Revlimid and Pomalyst. He most recently served as the Chief Medical Officer of the Multiple Myeloma Research Foundation and Consortium (MMRF). Prior to his tenure at MMRF, he held multiple Vice President level positions at Celgene. Dr. Needle also served as the Vice President of Clinical Affairs at ImClone Systems Incorporated. He did his fellowship in Pediatric Hematology / Oncology at the Children's Hospital Medical Center and the Fred Hutchinson Cancer Research Center of the University of Washington and the University of Texas M.D. Anderson Cancer Center. Dr. Needle has held faculty positions at the University of Pennsylvania and Columbia University and received his medical degree from SUNY Downstate Medical Center.

CONFERENCE CALL INFORMATION

Array will hold a conference call on Tuesday, May 7, 2013, at 9:00 a.m. eastern time to discuss these results. Ron Squarer, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, May 7, 2013
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 446-1671
Toll:	(847) 413-3362
Pass Code:	34484588
Webcast & Conference Call Slides:	http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis expects to begin Phase 3 trials evaluating Array-invented MEK162 in NRAS-mutant melanoma and in BRAF-mutant melanoma in 2013. In addition, Array will begin a Phase 3 trial evaluating MEK162 in low-grade serous ovarian cancer under the license agreement with Novartis in 2013. AstraZeneca expects to begin Phase 3 or pivotal registration trials with selumetinib (an Array-invented drug) in non-small cell lung cancer and thyroid cancer during the second half of 2013. Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions which are expected by the end of 2013. These include Array's wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of May 6, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012

Revenue
License and milestone revenue	$ 6,848	$ 15,970	$ 33,340	$ 53,627
Collaboration revenue	3,107	3,143	10,825	10,844
Total revenue	9,955	19,113	44,165	64,471

Operating expenses
Cost of revenue	8,624	5,291	23,072	18,002
Research and development for proprietary
programs	15,105	16,094	42,580	41,842
General and administrative	5,001	3,226	14,390	10,728
Total operating expenses	28,730	24,611	80,042	70,572

Loss from operations	(18,775)	(5,498)	(35,877)	(6,101)

Other income (expense)
Interest income	18	8	42	17
Interest expense	(2,837)	(2,678)	(8,456)	(9,470)
Total other expense, net	(2,819)	(2,670)	(8,414)	(9,453)

Net loss	$ (21,594)	$ (8,168)	$(44,291)	$(15,554)

Weighted average shares outstanding -
basic and diluted	116,665	74,817	104,806	63,909

Net loss per share - basic and diluted	$ (0.19)	$ (0.11)	$ (0.42)	$ (0.24)

Summary Balance Sheet Data
(in thousands)
	March 31,	June 30,
	2013	2012

Cash, cash equivalents and marketable securities	$ 87,047	$ 89,650
Property, plant and equipment, gross	$ 88,215	$ 86,287
Working capital	$ 40,026	$ 17,171
Total assets	$ 107,431	$108,073
Long-term debt, net	$ 95,349	$ 92,106
Stockholders' equity	$ (52,415)	$ (85,806)